EXECUTION COPY

$675,000,000
CREDIT AGREEMENT
among
LODGENET ENTERTAINMENT CORPORATION,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,
and
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent
Dated as of April 4, 2007

BEAR, STEARNS & CO. INC.
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

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-ii-

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ANNEX:

A	Pricing Grid
SCHEDULES:

1.1	Mortgaged Property; Fee Simple Property; Material Leased Locations
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
5.23	Material Contracts
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens
EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Reserved
E	Form of Guarantee and Collateral Agreement
F	Form of Mortgage
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form of Swingline Note
I	Form of Closing Certificate
J	Form of Legal Opinion of Leonard, Street and Deinard, Professional Association

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          CREDIT AGREEMENT, dated as of April 4, 2007, among LODGENET ENTERTAINMENT CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and CREDIT SUISSE SECURITIES (USA) LLC, as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), CREDIT SUISSE SECURITIES (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”), U.S. BANK NATIONAL ASSOCIATION, as documentation agent (in such capacity, the “Documentation Agent”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).
RECITALS
          WHEREAS, pursuant to the Stock Purchase Agreement dated as of December 13, 2006 (as amended from time to time in accordance therewith and herewith, the “Acquisition Agreement”), among the Borrower, Liberty Satellite & Technology, Inc., a Delaware corporation, and Liberty Media Corporation, a Delaware corporation, the Borrower will acquire 100% of the issued and outstanding shares of Capital Stock of Ascent Entertainment Group, Inc., a Delaware corporation (the “Target”) and the owner of 100% of the issued and outstanding shares of Capital Stock of On Command Corporation, a Delaware corporation (“ONCO”; and such acquisition is referred to herein as the “Designated Acquisition”);
          WHEREAS, in conjunction with the consummation of the Designated Acquisition, the Borrower intends to issue 1,000,000 shares of its common stock to PAR Capital Management, Inc. for an aggregate purchase price of $23,350,000, the proceeds of which would be applied to finance, in part, the Designated Acquisition (such issuance, the “PAR Capital Equity Issuance”);
          WHEREAS, in conjunction with the consummation of the Designated Acquisition, the Borrower intends to refinance all of the existing Indebtedness of the Target and its Subsidiaries, other than Permitted Target Indebtedness (as defined herein);
          WHEREAS, upon or immediately prior to the consummation of the Designated Acquisition, the Borrower intends to refinance all of its existing Indebtedness, other than the Permitted Borrower Indebtedness (as defined herein);
          WHEREAS, the Borrower intends to offer to repurchase all of its outstanding Senior Subordinated Notes (as defined herein); and
          WHEREAS, in order to consummate the foregoing transactions, the Lenders have agreed, subject to the conditions set forth herein, to extend certain credit facilities to the Borrower, in an aggregate amount not to exceed $675,000,000, consisting of $625,000,000 aggregate principal amount of Term Loans and up to $50,000,000 aggregate principal amount of Revolving Commitments.
          NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acquisition Agreement”: as defined in the recitals to this Agreement.
          “Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
          “Addendum”: an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.
          “Additional Lender”: as defined in Section 4.16(b).
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the preamble to this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent, the Documentation Agent, the Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender and the Swingline Lender.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Tender Offer Term Commitments and Incremental Term Commitments, and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: this Credit Agreement.
          “Applicable Margin”:

     (a) with respect to Revolving Loans and Swingline Loans, a percentage per annum determined by reference to the Pricing Grid; and
     (b) with respect to Term Loans, a percentage per annum equal to (i) for Eurodollar Loans, 2.00% and (ii) for Base Rate Loans, 1.00%; provided, however, that the Applicable Margin in respect of Term Loans shall be reduced to 1.75% and 0.75% for Eurodollar Loans and Base Rate Loans, respectively, on the date that is three Business Days after the date on which the Borrower delivers to the Administrative Agent a Compliance Certificate and related financial statements pursuant to Section 7.1 and 7.2 hereof demonstrating that the Borrower’s Consolidated Leverage Ratio is less than 3.25 to 1.00.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
          “Approved Fund”: as defined in Section 11.6(b).
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) and (m) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.
          “Assignee”: as defined in Section 11.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.
          “Available ECF Amount”: an aggregate cumulative amount equal to (a) 50.0% of Excess Cash Flow for the period (treated as one accounting period) commencing on July 1, 2007 and ending on December 31, 2007 (such amount, the “Initial Available ECF Amount”; and such period is referred to herein as the “Initial Reference Period”), plus (b) after the determination of Excess Cash Flow for the fiscal year ended December 31, 2008 and each fiscal year thereafter is made for purposes of Section 4.2(c), the amount of Excess Cash Flow for each such fiscal year that is not required to be applied as a mandatory prepayment in accordance with Section 4.2(c) and 4.2(d). Solely for purposes of determining the Initial Available ECF Amount, each reference to “fiscal year” in the definition of “Excess Cash Flow” shall mean and refer to the “Initial Reference Period”.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefited Lender”: as defined in Section 11.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble to this Agreement.
          “Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrower Hedge Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business”: as defined in Section 5.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) that are included in “property and equipment additions” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries. For purposes hereof, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment shall be included in Capital Expenditures only to the extent the gross amount of such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time. Capital Expenditures shall exclude any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation. Capital Expenditures shall exclude any expenditure made in connection with the closing of the Designated Acquisition.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which have 95% of assets invested in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000.
          “Closing Date”: the date on which the conditions precedent set forth in Sections 6.1 and 6.2 shall have been satisfied, which date is April 4, 2007.

          “Closing Date Material Adverse Change”: any fact, event or circumstance that has had or could reasonably be expected to have a material adverse effect on the financial condition, assets, business or results of operations of the Target and its Subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (i) any matter contemplated by or disclosed in the Acquisition Agreement, (ii) the public announcement or consummation of the transactions contemplated by the Acquisition Agreement, including loss of vendors, customers or employees resulting therefrom, or the compliance by any party to the Acquisition Agreement with its obligations under the Acquisition Agreement, (iii) any change in general economic conditions, financial market conditions or in conditions affecting the on premises telecommunications industry or the hotel industry generally, whether locally, regionally or nationally, or (iv) any act or omission taken with the prior written consent or at the specific written request of the Borrower.
          “Closing Date Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Closing Date Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Closing Date Term Commitment” opposite such Lender’s name on such Lender’s Addendum. The original aggregate amount of the Closing Date Term Commitments is $400,000,000.
          “Closing Date Term Lender”: each Lender that has a Closing Date Term Commitment or that holds a Closing Date Term Loan.
          “Closing Date Term Loan”: as defined in Section 2.1.
          “Closing Date Term Percentage”: as to any Closing Date Term Lender, at any time, the percentage which such Lender’s Closing Date Term Commitment then constitutes of the aggregate Closing Date Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Closing Date Term Loans then outstanding constitutes of the aggregate principal amount of the Closing Date Term Loans then outstanding).
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the sum of the Tender Offer Term Commitment, the Closing Date Term Commitment, the Incremental Term Commitment and the Revolving Commitment of such Lender.
          “Commitment Fee Rate”: 0.50% per annum; provided that, on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated March 2007 and furnished to the Lenders.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent included as a charge in the computation of Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP and any loss (and minus any gain) related to an Asset Sale, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights and other awards within the scope of Financial Accounting Standard 123(R) to the directors, management, employees and consultants of the Borrower, (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (h) integration, restructuring and transaction costs and expenses associated with the Designated Acquisition and the Tender Offer (including early redemption or repurchase premiums paid in connection therewith) in aggregate amounts not to exceed $20,000,000 and $20,000,000, respectively, and incurred within 24 months of the Closing Date and (i) integration, restructuring and transaction costs and expenses associated with the acquisition of StayOnline, Inc. in an aggregate amount not to exceed $2,000,000 and incurred within 12 months of February 1, 2007 minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) in connection with a determination of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (iii) any Indebtedness or other liabilities incurred or repaid in connection with any Material Acquisition or Material Disposition made during the Reference Period shall be treated as having been incurred or repaid at the beginning of such Reference Period. As used in this definition and in the definition of Consolidated Interest Expense, “Material Acquisition” means the Designated Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000. Anything to the contrary contained herein notwithstanding, Consolidated EBITDA shall be deemed to be $39,556,761, $41,156,697 and $37,047,528, respectively for the fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006.
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) determined in accordance with GAAP, but excluding any and all fees, expenses, prepayment premiums, libor breakage and other costs associated with entering into and closing the transactions contemplated by this Agreement. For the purposes of calculating Consolidated Interest Expense for any Reference Period (as defined in the definition of Consolidated EBITDA) in connection with a determination of the Consolidated Interest Coverage Ratio, any Indebtedness or other liabilities incurred or repaid in connection with any Material Acquisition or Material Disposition made during the Reference Period shall be treated as having been incurred or repaid at the beginning of such Reference Period.
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Continuing Directors”: the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Designated Acquisition”: as defined in the recitals to this Agreement.

          “Designated Acquisition Equity Issuance”: the issuance of Capital Stock by the Borrower to Liberty Satellite & Technology, Inc., a Delaware corporation, as contemplated by the Acquisition Agreement and representing a portion of the consideration required to be paid by the Borrower to consummate the Designated Acquisition.
          “Designated Percentage”: 100%, if in respect of the incurrence of Indebtedness by a Group Member and 50%, in all other cases.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Documentation Agent”: as defined in the preamble to this Agreement.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “ECF Percentage”: 50.0%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2008, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.5 to 1.0.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in computing such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in computing such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in computing such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding any Capital Expenditures utilizing the Available ECF Amount, the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent of any permanent optional reductions of the Revolving Commitments, and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in computing such Consolidated Net Income, (vii) the aggregate acquisition consideration actually paid by the Borrower and its Subsidiaries in cash during such fiscal year in connection with the consummation of Permitted Acquisitions (excluding any amounts utilizing the Available ECF Amount) and (viii) to the extent included in the computation of Consolidated Net Income for such period, proceeds received by the Borrower or one of its Subsidiaries from claims made by it under any business interruption insurance policy.
          “Excess Cash Flow Application Date”: as defined in Section 4.2.
          “Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 (other than any Subordinated Indebtedness incurred in reliance upon 8.2(l), to the extent the proceeds of such Subordinated Indebtedness are not utilized substantially contemporaneously with the incurrence thereof to fund cash consideration payable in respect of a Permitted Acquisition).
          “Facility”: each of (a) the Commitments (other than the Revolving Commitments) and the Term Loans made thereunder and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit E.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to the Subsidiary Guarantors.
          “Hedge Agreements”: any agreement with respect to any swap, forward, future, cap or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.
          “Immaterial Subsidiary”: a Subsidiary that generates less than $2,000,000 of total revenues during any fiscal year completed after December 31, 2005 (or, in the case of a

Subsidiary without prior operating history, is reasonably projected by the Borrower to generate less than $2,000,000 of total revenues during its first full year of operation).
          “IMN”: Hotel Digital Network, Inc., a California corporation doing business as Instant Media Network.
          “Incremental Amendment”: as set forth in Section 4.16(b).
          “Incremental Facility Closing Date”: as set forth in Section 4.16(b).
          “Incremental Revolving Commitment”: as set forth in Section 4.16(a).
          “Incremental Term Commitment”: the commitment of any lender to make Incremental Term Loans pursuant to Section 4.16(a) and any Incremental Amendment executed in connection therewith.
          “Incremental Term Loans”: as set forth in Section 4.16(a).
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. Anything to the contrary in the foregoing notwithstanding, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business and (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any thereon) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, in accordance with the other applicable terms of the instrument governing such indebtedness.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 8.8.
          “Issuing Lender”: U.S. Bank National Association, in its capacity as issuer of any Letter of Credit.
          “L/C Commitment”: $15,000,000.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.
          “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “Lead Arrangers”: as defined in the preamble to this Agreement.
          “Lenders”: as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 3.7(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents and the Notes.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (i) the sum of the aggregate unpaid principal amount of the Term Loans and the unfunded Tender Offer Term Commitments and Incremental Term Commitments or (ii) the

Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
          “Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder or the validity, perfection, or priority of the Administrative Agent’s Liens upon the Collateral.
          “Material Contract”: any contract or other arrangement, whether written or oral, to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Mortgaged Properties”: the fee real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) direct costs of sale or disposition, including attorneys’ fees, accountants’ fees, investment banking fees, brokerage fees, survey costs, title insurance premiums, transfer taxes, recording charges and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness (including premium and penalty, if any, incurred upon prepayment thereon) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of the properties or assets or for liabilities associated with such Asset Sale or Recovery Event until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to the Borrower or its Subsidiaries from such escrow arrangement, as the case may be, provided, however, that Net Cash Proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without resulting in a material tax liability to the Borrower and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Excluded Taxes”: as defined in Section 4.10(a).
          “Non-U.S. Lender”: as defined in Section 4.10(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: as defined in the Guarantee and Collateral Agreement.
          “ONCO”: as defined in the recitals to this Agreement.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “PAR Capital Equity Issuance”: as defined in the recitals to this Agreement.
          “Participant”: as defined in Section 11.6(b).
          “Patriot Act”: as defined in Section 11.17.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person, other than the Designated Acquisition; provided,
     (a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

     (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;
     (c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary Guarantor (other than directors qualifying shares) thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 7.10 and 7.11, as applicable;
     (d) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a);
     (e) the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 8.1 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 8.1;
     (f) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition; and
     (g) the aggregate consideration for all such Permitted Acquisitions consummated after the Closing Date (exclusive of amounts paid in Capital Stock of the Borrower, but including all assumed Indebtedness) does not exceed $150,000,000.
          “Permitted Borrower Indebtedness”: with respect to the Borrower, (i) Indebtedness in respect of the Senior Subordinated Notes; (ii) its Capital Lease Obligations; and (iii) Indebtedness owing by the Borrower to one of its Subsidiaries or Indebtedness owing by one of the Borrower’s Subsidiaries to the Borrower or one of its Subsidiaries.
          “Permitted Refinancing Indebtedness” with respect to any Indebtedness of the Borrower or any of its Subsidiaries, any Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries; provided, that:
     (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of all fees, expenses and premiums incurred in connection therewith);
     (b) such Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
     (c) in the case of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund the Senior Subordinated Notes, such Indebtedness (i) has a final maturity date equal to or later than the Term Loan Maturity Date and (ii) is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the Senior Subordinated Note Indenture;
     (d) such Indebtedness is incurred either by the Borrower or by the Subsidiary who is the original obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
     (e) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
          “Permitted Target Indebtedness”: with respect to the Target and its Subsidiaries, (i) their Capital Lease Obligations; (ii) reimbursement obligations of the Target in respect of a standby letter of credit having a face amount not in excess of $250,000; and (iii) Indebtedness owing by the Target to one of its Subsidiaries or Indebtedness owing by one of the Target’s Subsidiaries to the Target or one of its Subsidiaries.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Pro Forma Balance Sheet”: as defined in Section 5.1(a).
          “Projections”: as defined in Section 7.2(c).
          “Properties”: as defined in Section 5.17(a).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
          “Reference Lender”: Bank of New York.
          “Refunded Swingline Loans”: as defined in Section 3.4.
          “Refunding Date”: as defined in Section 3.4.
          “Register”: as defined in Section 11.6(d).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments, in any case pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to repair or replace the assets which were the subject of such Reinvestment Event.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to repair or replace the assets which were the subject of the relevant Reinvestment Event, subject, in the case of a Recovery Event, to a further twelve month extension if Borrower has committed to use such amount to replace the property that is the subject of the Recovery Event.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, repair or replace the assets which were the subject of the relevant Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount, subject to a further twelve month extension, in the case of a Recovery Event, as set forth in the definition of “Reinvestment Prepayment Amount”.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Repricing Transaction”: (i) the incurrence by the Borrower or any of its Subsidiaries of a new tranche of replacement term loans under this Agreement (including by way of conversion of Term Loans into any such new tranche of replacement term loans) (x) having an effective interest rate margin for the respective Type of Loan that is less than the Applicable Margin for Term Loans of the respective Type of Loan and (y) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans (it being understood that a conversion of Term Loans into any such new tranche of replacement term loans shall constitute a repayment of principal of outstanding Term Loans) and/or (ii) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Margin for Term Loans.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and the Tender Offer Term Commitments and Incremental Term Commitments and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 8.6.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on (a) in the case of any Lender that becomes a party to this Agreement on the Closing Date, such Lender’s Addendum and (b) in the case of any Lender that becomes a party to this Agreement after the Closing Date, the

Assignment and Acceptance pursuant to which such Lender became a party hereto and assumed a portion of the aggregate amount of the Revolving Commitments or the Incremental Amendment pursuant to which such Lender accepted an Incremental Revolving Commitment, in either case, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.
          “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 3.1(a).
          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
          “Revolving Termination Date”: April 4, 2013.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on or otherwise establishing control over any property of any Person to secure the Obligations.
          “Senior Subordinated Note Indenture”: the Indenture dated as of June 18, 2003 between the Borrower and HSBC Bank USA, as Trustee, as supplemented by the First Supplemental Indenture dated as of June 18, 2003, pursuant to which the Senior Subordinated Notes were issued, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith or pursuant thereto.

          “Senior Subordinated Notes”: the $200,000,000 aggregate principal amount of the Borrower’s Senior Subordinated Notes due 2013 issued pursuant to the Senior Subordinated Note Indenture.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture or in any agreement or instrument governing any other Subordinated Indebtedness or any guarantee thereof.
          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement pursuant to Section 8.5 of the Guarantee and Collateral Agreement, provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.
          “Subordinated Indebtedness”: any unsecured Indebtedness of the Borrower, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment) prior to the first anniversary of the Term Loan Maturity Date, the payment of principal of and interest on which are subordinated to the prior payment in full of the Obligations on substantially the same terms as (or on terms more favorable to the Lenders than) those set forth in the Senior Subordinated Note Indenture (as in effect on the Closing Date) and otherwise containing covenants substantially the same as (or covenants less restrictive of the Borrower and its Subsidiaries than) those set forth in the Senior Subordinated Note Indenture (as in effect on the Closing Date).
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, that the term “Subsidiary” shall exclude any Unrestricted Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Wholly Owned Subsidiary of the Borrower, other than any such Wholly Owned Subsidiary that is a Foreign Subsidiary, and each other Subsidiary of the Borrower that becomes party to the Guarantee and Collateral Agreement.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.
          “Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 3.3.
          “Swingline Participation Amount”: as defined in Section 3.4.
          “Syndication Agent”: as defined in the preamble to this Agreement.
          “Target”: as defined in the recitals to this Agreement.
          “Tender Offer”: Borrower’s offer to purchase the Senior Subordinated Notes and the related consent solicitation, in each case described in the Tender Offer Documents as in effect on the Closing Date.
          “Tender Offer Commitment Termination Date”: April 27, 2007.
          “Tender Offer Documents”: with respect to the Senior Subordinated Notes, (a) a dealer manager agreement pursuant to which the Borrower engages one or more dealer managers to perform customary services in connection with an offer by the Borrower to purchase up to all of the outstanding Senior Subordinated Notes and a solicitation of the holders of such Senior Subordinated Notes to consent to certain amendments to the Senior Subordinated Note Indenture, (b) the Borrower’s offer to purchase and consent solicitation statement giving effect to the transactions contemplated by the above referenced dealer manager agreement and (c) all other documents and instruments executed and delivered in connection with the foregoing.

          “Tender Offer Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tender Offer Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tender Offer Term Commitment” opposite such Lender’s name on (a) in the case of any Lender that becomes a party to this Agreement on the Closing Date, such Lender’s Addendum and (b) in the case of any Lender that becomes a party to this Agreement after the Closing Date, the Assignment and Acceptance pursuant to which such Lender became a party hereto and assumed a portion of the aggregate amount of the Tender Offer Term Commitments, in either case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tender Offer Term Commitments is $225,000,000.
          “Tender Offer Term Lender”: each Lender that has a Tender Offer Term Commitment or that holds a Tender Offer Term Loan.
          “Tender Offer Term Loan”: as defined in Section 2.1.
          “Tender Offer Term Percentage”: as to any Tender Offer Lender, at any time, the percentage which such Lender’s Tender Offer Term Commitment plus the aggregate principal amount of such Lender’s Tender Offer Term Loans then outstanding constitutes of the aggregate Tender Offer Term Commitments plus the aggregate principal amount of the Tender Offer Term Loans then outstanding.
          “Term Lenders”: the collective reference to the Closing Date Term Lenders, the Tender Offer Term Lenders and the Persons that have an Incremental Term Commitment or that hold an Incremental Term Loan.
          “Term Loans”: the collective reference to the Closing Date Term Loans, the Tender Offer Term Loans and the Incremental Term Loans.
          “Term Loan Maturity Date”: April 4, 2014.
          “Term Percentage”: as to any Term Lender, at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.
          “THN”: The Hotel Networks, Inc., a Delaware corporation.
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          “Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.
          “United States”: the United States of America.
          “Unrestricted Subsidiary”: THN and each of its subsidiaries, but only for so long as THN is not a Wholly Owned Subsidiary.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The foregoing notwithstanding, at any time that there exists an Unrestricted Subsidiary or any other entity the financial accounts of which are consolidated with the Borrower in accordance with GAAP but that is not a Subsidiary, any reference to “the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP” (except any such reference made in respect of the delivery of financial statements in accordance with Section 7.1) shall mean and refer to “the Borrower and its Subsidiaries, on a combined basis in accordance with GAAP”.
SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS
          2.1. Term Commitments. Subject to the terms and conditions hereof, (a) each Closing Date Term Lender severally agrees to make a term loan (a “Closing Date Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Closing Date Term Commitment of such Lender and (b) each Tender Offer Term Lender severally agrees to make up to two term loans (each, a “Tender Offer Term Loan”) to the Borrower on up to two Borrowing Dates occurring on or prior to the Tender Offer Commitment Termination Date in an aggregate amount for all such term loans not to exceed the amount of the Tender Offer Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.
          2.2. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 10:00 A.M., New York City time, on the anticipated Closing Date, in the case of the Closing Date Term Loans, (ii) 10:00 A.M., New York City time, on the proposed Borrowing Date, in the case of the initial borrowing of Tender Offer Term Loans and (iii) one Business Day prior to the proposed Borrowing Date, in the case of the final borrowing of Tender Offer Term Loans) requesting that the Term Lenders make the Closing Date Term Loans on the Closing Date or the Tender Offer Term Loans on any proposed Borrowing Date, and specifying the amount to be borrowed (which, in the case of the initial borrowing of Tender Offer Term Loans, shall be an amount (rounded up to the nearest whole multiple of $1,000,000) equal to the aggregate principal amount of Senior Subordinated Notes to be repurchased on the corresponding Borrowing Date, plus accrued interest and any fees (including consent fees) and make-whole premiums payable in connection therewith and, in the case of the final borrowing of Tender Offer Term Loans, shall be an amount equal to the remaining unfunded Tender Offer Term Commitments or such lesser amount as the Borrower may designate that is a whole multiple of $1,000,000). The Closing Date Term Loans made on the Closing Date and the Tender Offer Term Loans made on the respective Borrowing Dates shall initially be Base Rate Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each corresponding Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Term Lender with a Closing Date Term Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Closing Date Term Loans to be made by such Lender. Not later than 12:00 Noon, New York City time, on the corresponding Borrowing Date for each Tender Offer Term Loan, each Term Lender with a Tender Offer Term Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tender Offer Term Loans to be made by such Lender on such Borrowing Date. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
          2.3. Repayment of Term Loans. (a) The Term Loans of each Term Lender shall mature in consecutive quarterly installments, commencing on September 30, 2007 and on the last day of each fiscal quarter thereafter, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by an amount equal to 0.25% of the sum of (y) the aggregate principal amount of Closing Date Term Loans originally made by the Closing Date Term Lenders plus (z) the aggregate principal amount of Tender Offer Term Loans originally made by the Tender Offer Term Lenders; provided, however, that the outstanding aggregate principal amount of the Term Loans shall mature and be repaid in full on the Term Loan Maturity Date, unless the maturity of the Term Loans has been accelerated in accordance with Section 9; provided, further, that the aggregate amount of quarterly installments shall be adjusted pursuant to one or more Incremental Amendments to reflect any Incremental Term Loans made by the Lenders to the Borrower pursuant to Section 4.16.
SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS
          3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.
          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
          3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Not more than $1,000,000 of Revolving Loans shall be made on the Closing Date.
          3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.
          3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans . (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the

Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b) The Borrower agrees to pay to the Administrative Agent and Credit Suisse the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Administrative Agent, Credit Suisse and the Lead Arrangers.
          3.6. Termination or Reduction of Revolving Commitments; Termination of Tender Offer Term Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The Tender Offer Term Commitments shall terminate on the Tender Offer Commitment Termination Date.
          3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.8. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          3.9. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          (c) If a Repricing Transaction occurs during the period commencing on the Closing Date through and including the one year anniversary thereof, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term Loans (including each Lender that withholds its consent to the Repricing Transaction and is replaced or is removed as a Lender under Section 4.13), a fee in an amount equal to 1.0% of the aggregate principal amount of all Term Loans held by such Lender and outstanding on the date immediately prior to the effectiveness of the Repricing Transaction. Such fee shall be due and payable on the date of the effectiveness of the Repricing Transaction.
          3.10. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.
          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.
          3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.
          3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT
          4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          4.2. Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (other than (i) Excluded Indebtedness, (ii) any Capital Stock issued to any Group Member, (iii) the Designated Acquisition Equity Issuance, (iv) the PAR Capital Equity Issuance, (v) any other Capital Stock issued as consideration in order to consummate a Permitted Acquisition and (vi) any issuance of Capital Stock by the Borrower pursuant to its benefit and stock option plans outstanding on the date hereof or adopted in the future and approved by the shareholders of the Borrower) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to the Designated Percentage of the Net Cash Proceeds thereof shall be applied within five Business Days after such issuance, incurrence or contribution toward the prepayment of the Term Loans and the reduction of the Commitments as set forth in Section 4.2(d).

          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within five Business Days after the receipt thereof to the prepayment of the Term Loans and the reduction of the Commitments as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $10,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans and the reduction of the Commitments as set forth in Section 4.2(d).
          (c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Commitments as set forth in Section 4.2(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the Term Loans, and second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any

Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate then applicable to Base Rate Loans under the relevant Facility plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).
          4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Closing Date Term Percentages, Tender Offer Term Percentages, Revolving Percentages or percentage of relevant Incremental Term Commitments (or, at any time after any Incremental Term Commitments have been utilized, the percentage which the aggregate principal amount of a Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding), as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amount thereof. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such

Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.
          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. If any Lender has demanded compensation under this subsection 4.9(a) with respect to any Eurodollar Loan, the Borrower shall have the option to convert immediately such Eurodollar Loan into a Base Rate Loan until the circumstances giving rise to such demand for compensation no longer apply; provided, that (i) the Borrower pays any compensation required to be paid in respect of such conversion under Section 4.11 or that might otherwise be payable pursuant to the terms hereof with respect to the period prior to such conversion and (ii) on the date of such conversion the Borrower shall pay to the Agent for the benefit of the relevant Lender accrued interest on such Eurodollar Loan to the date of conversion.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person .
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the

Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office or file any certificate or document reasonably requested by the Borrower for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).
          4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.15 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.
          4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
          4.16. Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional term loan commitments (the “Incremental Term Commitments”; and, the terms loans funded pursuant to the Incremental Term Commitments are referred to herein as the “Incremental Term Loans”) and\or increases in the aggregate Revolving Commitments (the “Incremental Revolving Commitments”), provided that any such request shall be conditioned upon the following:
     (i) the aggregate amount of Incremental Term Commitments that may be requested by the Borrower may not exceed $150,000,000;
     (ii) the aggregate amount of Incremental Revolving Commitments that may be requested by the Borrower may not exceed $25,000,000;
     (iii) each notice delivered by the Borrower to the Administrative Agent shall specify (A) the date on which Borrower proposes that the Incremental Term Commitments and/or Incremental Revolving Commitments, as the case may be, shall be effective, which shall be a date not less than 5 Business Days nor more than 40 Business Days after the date on which such notice is delivered to the Administrative Agent, (B) if applicable, the amount of the Incremental Term Commitments being requested and (C) if applicable, the amount of the Incremental Revolving Commitments being requested (which requests in respect of the Incremental Term Commitments and Incremental Revolving Commitments shall be in minimum increments of $25,000,000 and a minimum amount of $5,000,000);
     (iv) at the time of any such request, after giving effect to the effectiveness of any Incremental Amendment referred to below and after giving effect to the establishment of the Incremental Term Commitments, the incurrence of the Incremental Term Loans and the establishment of the Incremental Revolving Commitments, as the case may be, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
     (iv) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 8.1 as at the end of the most recent four consecutive fiscal quarter period for which financial statements are required to be delivered pursuant to Section 7.1 prior to the date of the making of the Incremental Term Loans or the establishment of the Incremental Revolving Commitments, as the case may be (giving effect to the incurrence of the Incremental Term Loans and any Indebtedness incurred under the Incremental Revolving Commitments as if it had occurred on the first day of such four consecutive fiscal quarter period), and in any event calculated in a manner consistent with the financial statements described in Section 5.1 and Regulation S-X.
The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Loans and the existing Term Loans, (b) shall not mature earlier than the Term Loan Maturity Date and (c) shall be treated the same as the existing Term Loans (in each case, including with respect to scheduled amortization and mandatory and voluntary prepayments; it being understood that scheduled payments and prepayments shall be applied pro rata to the Incremental Term Loans based on the aggregate principal amount of existing Term Loans and Incremental Term Loans then outstanding and in accordance with the terms of Sections 4.8), provided that the interest rates applicable to the Incremental Term Loans (including any original issue discount, fees or other compensation paid in respect thereof) shall be determined by the Borrower and the lenders thereof. The Incremental Revolving Commitments shall be treated the same as the Revolving Commitments in all respects, shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans and shall not mature earlier than the Revolving Termination Date, provided that any up front fees paid to induce the lenders providing the Incremental Revolving Commitments shall be determined by the Borrower and the lenders thereof. The foregoing notwithstanding, if the effective per annum yield of the Incremental Term Loans exceeds by more than 0.25% per annum the effective per annum yield of the Term Loans already outstanding (taking into consideration applicable interest rates, any original issue discount, fees and all other compensation paid to the lenders providing the Incremental Term Loans), the Borrower agrees, as a further condition precedent to the establishment of the Incremental Term Commitments and the incurrence of the Incremental Term Loans, to enter into an amendment to this Agreement, in form and substance satisfactory to the Administrative Agent, to increase the interest rate, fees or other compensation payable to the existing Term Lenders such that the existing Term Lenders receive the same compensation as is to be provided to the lenders providing the Incremental Term Commitments.

          (b) Incremental Term Commitments and\or Incremental Revolving Commitments may be made by any existing Lender (although no Lender shall have any right or obligation to provide an Incremental Term Commitment and\or Incremental Revolving Commitment) or by any other bank or other lender (any such other bank or other lender being called an “Additional Lender”), provided that the Administrative Agent (and, in the case of an increase in the Revolving Commitments, the Issuing Lender and Swingline Lender) shall have consented to such Lender’s or Additional Lender’s establishing an Incremental Term Commitment and\or Incremental Revolving Commitment if such consent would be required under Section 11.06 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender. The Incremental Term Commitments and\or Incremental Revolving Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitments, if any, each Additional Lender, if any, and the Administrative Agent (which amendment shall be in form and substance satisfactory to the Administrative Agent, each Lender agreeing to provide such Commitments and each Additional Lender, if any). Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Sections 6.1 and 6.2 (it being understood that all references to “the extension of credit on the Closing Date” or similar language in such Sections 6.1 and 6.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. In addition to the foregoing, in connection with the establishment of any Incremental Revolving Commitments, the Administrative Agent shall notify all existing Revolving Lenders and all Persons proposed to become Revolving Lenders upon the execution of the applicable Incremental Amendment of all amounts required to be paid by such Persons such that after giving effect to the applicable Incremental Amendment and all such payments the Revolving Loans held by each Revolving Lender corresponds to such Revolving Lender’s Revolving Percentage. All such payments shall be made by the applicable Persons to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m., New York City Time, on the corresponding Incremental Facility Closing Date. Upon receipt of all such payments and the effectiveness of the applicable Incremental Amendment, the Administrative Agent shall wire transfer the corresponding amount to the applicable Revolving Lender. The Borrower shall pay all amounts required under Section 4.11 in order to give effect to the payments contemplated to be made under this Section.
          (c) This Section 4.16 shall supersede any provisions in Section 4.8 or 11.1 to the contrary.

SECTION 5. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
          5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Designated Acquisition, (ii) the Loans to be made and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of the Borrower as at December 31, 2006, December 31, 2005 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The audited consolidated balance sheets of ONCO (or the Target) as at December 31, 2006, December 31, 2005 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of ONCO (or the Target) as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). On the date hereof, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements of the Borrower referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Borrower or any Subsidiary thereof of any material part of its business or property.
          5.2. No Change. Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that any such failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Designated Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except for those consents relating to the consummation of the Designated Acquisition the receipt of which have been waived by the Agents and Lenders party hereto on the date hereof) and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Contractual Obligation of any Group Member which could reasonably be expected to have a Material Adverse Effect or any Requirement of Law and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

          5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, except for such matters that do not adversely affect the use of the property in the conduct of the business as currently conducted, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.
          5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for such Intellectual Property the failure to own or use could not reasonably be expected to have a Material Adverse Effect; no material claim of which the Borrower has notice has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property except for any such claim which could not reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person where such infringement could reasonably be expected to result in a Material Adverse Effect.
          5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.
          5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 5.15, on the date hereof there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and similar instruments granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
          5.16. Use of Proceeds. The proceeds of the Closing Date Term Loans, together with proceeds of the Revolving Loans, shall be used on the Closing Date to refinance all Indebtedness of the Borrower and its Subsidiaries (including the Target and its Subsidiaries), other than Permitted Borrower Indebtedness and Permitted Target Indebtedness, to finance a portion of the Designated Acquisition and to pay related fees and expenses. The proceeds of the initial borrowing of Tender Offer Term Loans shall be used solely to purchase any Senior Subordinated Notes tendered in accordance with the Tender Offer Documents on the first occasion provided therefor and to pay any accrued interest thereon and any fees (including consent fees) and make-whole premiums payable in connection therewith. The proceeds of the final borrowing of Tender Offer Term Loans shall be used first, to purchase at the expiry of the Tender Offer any remaining Senior Subordinated Notes tendered in accordance with the Tender

Offer Documents and to pay any accrued interest thereon and any fees (including, at the option of the Borrower, consent fees), expenses and make-whole premiums payable in connection therewith and, thereafter, to the extent any proceeds thereof remain, for general corporate purposes. The proceeds of the Revolving Loans, following the Closing Date, shall be used, together with the proceeds of the Swingline Loans, the Letters of Credit and the Incremental Term Loans, for general corporate purposes.
          5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein , taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to trade data which relates to a Person which is not a Loan Party or an Affiliate thereof, the Borrower represents and warrants only that such information is believed by it in good faith to be accurate in all material respects, (b) the statements therein describing documents and agreements are summary only and as such are qualified in their entirety by reference to such documents and agreements and (c) that with respect to financial statements, other than projected financial information, the Borrower only represents that such financial statements present fairly in all material respects the consolidated financial condition of the applicable Person as of the dates indicated. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the Borrower has not received any notice, nor has any reason to believe that, the representations and warranties contained in the Acquisition Documentation are not true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3), subject to the filing of periodic UCC continuation statements.

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3). Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property of the Borrower or any of its Subsidiaries and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries where material amounts of inventory or equipment are located.
          5.20. Solvency. The Borrower is, the Borrower and its Subsidiaries are, and after giving effect to the Designated Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith the Borrower, and the Borrower and its Subsidiaries collectively, will be and will continue to be, Solvent.
          5.21. Senior Indebtedness. The Borrower Credit Agreement Obligations constitute “Senior Debt” and “Designated Senior Debt” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under its guaranty of the Senior Subordinated Notes is junior and subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement. The Borrower Credit Agreement Obligations and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute the only obligations that have been designated “Senior Debt” (other than capital lease obligations permitted under the terms of this Agreement) and “Designated Senior Debt”.
          5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
          5.23. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation and the Senior Subordinated Note Indenture, including any amendments, supplements or modifications with respect to any of the foregoing. Schedule 5.23 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material defaults by the Borrower or any Subsidiary thereof or, to the Borrower’s knowledge, by any party not an Affiliate of the Borrower, currently exist thereunder.
SECTION 6. CONDITIONS PRECEDENT
          6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received:
     (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date;
     (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor;
     (iii) a control agreement in respect of all deposit accounts and securities accounts included within the Collateral, executed and delivered by each relevant Loan Party and each bank (in the case of any deposit accounts) and securities intermediary (in the case of any securities accounts), to the extent required by the Guarantee and Collateral Agreement; and
     (iv) such other agreements and instruments as are required by the Guarantee and Collateral Agreement.
     (b) Consummation of the Designated Acquisition; No Defaults Thereunder.
     (i) The Designated Acquisition shall have been consummated in accordance with all applicable Requirements of Law and otherwise pursuant to and in accordance with the terms of the Acquisition Agreement and no material provision of the Acquisition Agreement shall have been amended, waived or otherwise modified without the prior written consent of the Agents and the Lenders.
     (ii) The Borrower and its Affiliates and Subsidiaries (A) shall not be in breach or violation of any of its obligations under the Acquisition Agreement or any documentation relating to the financing of the transactions contemplated thereby (including the Loan Documents), (B) shall not be subject to contractual or other restrictions that would be violated by the funding of the Closing Date Term Loans or the consummation of the Designated Acquisition and other transactions consummated concurrently therewith (collectively, the “Closing Date Funding Transactions”), (C) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the Closing Date Funding Transactions under the Loan Documents, (D) shall deliver to the Agents confirmation satisfactory to the Agents and the Lenders that the Borrower (on a pro forma combined basis with the Target) was in pro forma financial covenant compliance as at the end of the most recent four consecutive fiscal quarter period ended at least 45 days prior to the consummation of the Designated Acquisition (giving effect to the consummation of the Designated Acquisition as if it had occurred on the first day of such four quarter period) and in any event calculated in accordance with the financial statements referenced in Section 5.1), and (E) shall not be subject to any litigation, action, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental agency that would restrain, prevent or otherwise adversely affect the Closing Date Funding Transactions.

     (c) Repayment of Existing Indebtedness; Termination of Liens. The Administrative Agent shall have received or shall concurrently receive satisfactory evidence that all Indebtedness of the Borrower and its Subsidiaries, including all Indebtedness of the Target and its Subsidiaries (other than Permitted Borrower Indebtedness and Permitted Target Indebtedness) shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.
     (d) Pro Forma Balance Sheet; Financial Statements.
     (i) The Lenders shall have received the Pro Forma Balance Sheet and financial statements described in Section 5.1.
     (ii) The Agents and the Lenders shall have received audited consolidated financial statements of the Target and its Subsidiaries for the fiscal year ended December 31, 2006, including balance sheets and income and cash flow statements and related notes thereto, which shall be prepared in accordance with GAAP and Regulation S-X.
     (e) Approvals; No Restrictions. All governmental and third party approvals (including landlords’ consents, customer supply agreements consents, Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, clearance and other consents) necessary or, in the reasonable discretion of the Agents, advisable in connection with the transactions contemplated to occur on the Closing Date and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated to occur on the Closing Date. The Borrower and its Affiliates and Subsidiaries (A) shall not be subject to contractual or other restrictions that would be violated by the execution and delivery of the Loan Documents or the initial extension of credit hereunder and (B) shall not be subject to any litigation, action, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental agency that would restrain, prevent or otherwise adversely affect the Facilities.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party (including, without limitation, the Target and each of its Domestic Subsidiaries) and each other jurisdiction where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
     (g) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (h) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Leonard, Street and Deinard, Professional Association, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit J, including as to matters regarding South Dakota law;
     (ii) the legal opinion of such other special and local counsel as may be required by the Administrative Agent or the Lenders party hereto on the Closing Date; and
     (iii) each legal opinion delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Agents and the Lenders.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.
     (l) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed, acknowledged and delivered, in recordable form, by a duly authorized officer of each party thereto.

     (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent, but not in excess of the reasonable fair market value of the Mortgaged Property; (B) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (C) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (D) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (E) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (F) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
     (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above.
     (m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
     (n) Solvency Certificate. The Administrative Agent shall have received a customary solvency certificate from the Chief Financial Officer of the Borrower which shall document the Solvency of the Borrower, individually, and the Borrower and its Subsidiaries, collectively, after giving effect to the transactions contemplated to occur on the Closing Date.
     (o) Patriot Act. The Lenders shall have received at least five Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

     (p) No Closing Date Material Adverse Change. No Closing Date Material Adverse Change shall have occurred.
          6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit, any Swingline Loan, any Tender Offer Term Loan or any Incremental Term Loan) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties (except, in the case of the initial extension of credit hereunder and the making of the Tender Offer Term Loans, the representation and warranty set forth in Section 5.2) made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          6.3. Condition to the Initial Tender Offer Term Loan. The agreement of each Tender Offer Term Lender to make the initial Tender Offer Term Loan requested to be made by it is subject to the receipt by the Administrative Agent, prior to the making of such Tender Offer Term Loan, of evidence, in form reasonably satisfactory to the Administrative Agent, that (i) the holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes have properly tendered for purchase, and not withdrawn, their Senior Subordinated Notes in accordance with the Tender Offer Documents, (ii) all other conditions (other than any condition relating to the consummation of the PAR Capital Equity Issuance) set forth in the Tender Offer Documents (as the Tender Offer Documents are in effect on the Closing Date (or, in the case the provisions thereof have been amended or waived, each such amendment is not materially adverse to the interests of the Lenders or any such waiver was effected with the prior written consent of the Administrative Agent)) to the Borrower’s obligation to purchase any Senior Subordinated Notes properly tendered (and not properly withdrawn) or to make any consent payment have been satisfied (or waived with the prior written consent of the Administrative Agent), (iii) the Borrower has accepted for purchase all such Senior Subordinated Notes, and (iv) the Borrower shall have received valid consents (which have not been withdrawn) from the holders representing a majority in aggregate principal amount of the Senior Subordinated Notes, and the supplemental indenture to the Senior Subordinated Note Indenture contemplated by the Tender Offer Documents shall have been executed and delivered by the Borrower, the trustee thereunder and each other Person party thereto and such supplemental indenture has become operative in accordance with its terms, in each case in the manner and to the extent set forth in the Tender Offer Documents as in effect on the Closing Date (or, in the case the provisions thereof have been amended or waived, each such amendment is not materially adverse to the interests of the Lenders or any such waiver was effected with the prior written consent of the Administrative Agent).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.
SECTION 7. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) at any time that there exists an Unrestricted Subsidiary or any other entity the financial accounts of which are consolidated with the Borrower in accordance with GAAP but that is not a Subsidiary, concurrently with the delivery of any financial statements pursuant to clause (a) or (b) of this Section 7.1, a reconciliation of such financial statements to the combined balance sheet of the Borrower and its Subsidiaries as at the end of the relevant period and the related combined statements of income and of cash flows for such period, setting forth in comparative form the figures for the corresponding period for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to, in the case of any interim fiscal periods, normal year end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):
     (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any registered Intellectual Property (or applications therefor) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
     (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by pro forma Compliance Certificates for each fiscal quarter of such fiscal year and a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (e) no later than 10 Business Days (or, in the case of the Tender Offer, three days) prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Acquisition Documentation;
     (f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property (or to the extent consistent with prudent business practices and past practice prior to the Closing Date, a program of self-insurance) in at least such amounts, with such deductibles and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar industry.
          7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which if adversely determined, could have a Material Adverse Effect or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          7.8. Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          7.9. Interest Rate Protection. In the case of the Borrower, within 180 days after the final funding of any Tender Offer Term Loans, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans and other long-term Indebtedness is subject to either a fixed interest rate or interest rate protection for a period of not less than two years from the date the initial Hedge Agreement giving effect to the provisions of this Section is executed and delivered by the Borrower, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          7.10. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including (1) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (2) using commercially reasonable efforts to deliver certificates evidencing the Capital Stock of any Foreign Subsidiary or the Capital Stock of any Issuer (as defined in the Guarantee and Collateral Agreement) that is not a Subsidiary, in each case to the extent included in the Collateral.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Group Member (other than (y) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (z) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member or in the event any Subsidiary that is not a Wholly Owned Subsidiary becomes a Wholly Owned Subsidiary, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral

Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) using commercially reasonable efforts, deliver to the Administrative Agent the certificates (if certificated) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member or other documentation satisfactory to the Administrative Agent, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
SECTION 8. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          8.1. Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter	Leverage Ratio
March 31, 2007
June 30, 2007
September 30, 2007
December 31, 2007
March 31, 2008
June 30, 2008
September 30, 2008
December 31, 2008
March 31, 2009
June 30, 2009
September 30, 2009
December 31, 2009
March 31, 2010
June 30, 2010
September 30, 2010 and each fiscal quarter thereafter	5.00:1.00 5.00:1.00 5.00:1.00 5.00:1.00 4.75:1.00 4.75:1.00 4.50:1.00 4.50:1.00 4.25:1.00 4.25:1.00 4.00:1.00 4.00:1.00 3.75:1.00 3.75:1.00 3.50:1.00
          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Interest
Fiscal Quarter	Coverage Ratio
March 31, 2007 June 30, 2007 September 30, 2007	2.25:1.00 2.25:1.00 2.25:1.00

Consolidated Interest
Fiscal Quarter	Coverage Ratio
December 31, 2007 March 31, 2008 June 30, 2008 September 30, 2008 December 31, 2008 March 31, 2009 June 30, 2009 September 30, 2009 December 31, 2009 March 31, 2010 and each fiscal quarter thereafter	2.25:1.00 2.50:1.00 2.50:1.00 2.50:1.00 2.50:1.00 2.75:1.00 2.75:1.00 2.75:1.00 2.75:1.00 3.00:1.00
          8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness or, in the case of any Subsidiary, issue any preferred Capital Stock, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any other Foreign Subsidiary and (iv) subject to Section 8.8(p), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor;
     (c) Guarantee Obligations incurred by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor or, subject to Section 8.8(o), of any Foreign Subsidiary;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any Permitted Refinancing Indebtedness in respect thereof;
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;
     (f) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $200,000,000 (minus the aggregate principal amount of the Senior Subordinated Notes purchased in connection with the Tender Offer or otherwise from time to time after the consummation thereof in accordance with the provisions of Section 8.9) and Guarantee Obligations of any Subsidiary in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated to the Obligations of the Borrower, together with any Permitted Refinancing Indebtedness in respect thereof;
     (g) Hedge Agreements permitted under Section 8.12;

     (h) Indebtedness of a Person or Indebtedness secured by assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (i) the aggregate principal amount of all such Indebtedness does not exceed $15,000,000 at any one time outstanding, (ii) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (iii) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary and existing Subsidiaries of such Person); and any Permitted Refinancing Indebtedness in respect thereof;
     (i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business;
     (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
     (k) the incurrence by the Borrower or any Subsidiary of contingent obligations in respect of purchase price adjustments or indemnification obligations set forth in agreements providing for the Permitted Acquisition or disposition of any asset of the Borrower or such Subsidiary so long as all such contingent obligations are discharged within 30 days of the date the amount thereof becomes absolute or liquidated and the Permitted Acquisition or subject disposition is otherwise permitted hereby;
     (l) Subordinated Indebtedness of the Borrower in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding, and Guarantee Obligations of any Subsidiary Guarantor in respect of such Subordinated Indebtedness (provided that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrower in respect of such Subordinated Indebtedness are subordinated to the Obligations of the Borrower), so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to the incurrence thereof, the Borrower is in pro forma compliance with the financial covenants set forth in Section 8.1 as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 7.1; and
     (m) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding.
          8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

     (a) Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, performance bonds, bid bonds, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions, zoning restrictions, covenants, conditions, encroachments and minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;
     (i) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(h);
     (j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (k) any attachment or judgment Lien not constituting an Event of Default;

     (l) non-exclusive licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;
     (m) bankers Lien’s and rights of set off arising by operation of law;
     (n) Subject to compliance with Sections 8.14 and 8.15, Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;
     (o) Liens on cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for asset sales, to the extent such asset sales are permitted hereby and such Liens do not secure Funded Debt; and
     (p) Preferential arrangements that may be deemed to exist as a result of the subordination of claims among the Borrower and its Subsidiaries.
          8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:
     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation); and any Foreign Subsidiary of the Borrower may be merged or consolidated with or into any other Foreign Subsidiary of the Borrower;
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor;
     (c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8;
     (d) transactions permitted under Section 8.5 shall be permitted; and
     (e) any Subsidiary that is not a Subsidiary Guarantor may be liquidated, wound up or dissolved, provided that immediately thereafter all of the assets of such Subsidiary are distributed to the holders of its Capital Stock on a pro rata basis.
          8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 8.4(b);
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;
     (e) the sale or lease of equipment systems in the ordinary course of the Borrower’s business;
     (f) sales of equipment removed from hotel rooms in the ordinary course of business upon expiration of contract or renewals or upgrades thereof;
     (g) the non-exclusive licensing of Intellectual Property in the ordinary course of business;
     (h) leases or subleases of property in the ordinary course of business which do not interfere materially with the ordinary conduct of business of the Borrower or its Subsidiaries;
     (i) the sale, discount or other compromise for less than the face value thereof of notes or accounts receivable solely to settle disputes with the maker or account debtor thereof;
     (j) Dispositions of Property from the Borrower to any Subsidiary Guarantor, and from a Subsidiary to the Borrower or a Subsidiary Guarantor;
     (k) issuance and sale or disposition by any Subsidiary of its shares of Capital Stock to directors or members of a governing body similar to a board of directors in order to qualify such directors or members to serve as such under applicable law;
     (l) the sale of the Capital Stock of THN and IMN, or the sale of all or substantially all of the assets of IMN, in any such case, for the fair market value thereof, as reasonably determined by the Borrower;
     (m) the sale of the vacant parcel of fee simple real property located adjacent to the Mortgaged Property and described on Schedule 1.1 as ‘fee simple property held for sale’; and
     (n) the Disposition of other property having a fair market value not to exceed $20,000,000 in the aggregate in any fiscal year of the Borrower.
          8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the holders of its Capital Stock on a pro rata basis;
     (b) the Borrower may make additional Restricted Payments in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section 8.7(b) or 8.8(h)) plus $15,000,000, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
     (c) the Borrower may repurchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower or its Subsidiaries held by employees, consultants or directors of the Borrower or any of its Subsidiaries pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement; provided, that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $2,000,000 in any twelve-month period plus the aggregate cash proceeds received by the Borrower during such twelve-month period from any reissuance of Capital Stock of the Borrower and its Subsidiaries to employees, consultants or directors of the Borrower or its Subsidiaries and (ii) no Event of Default shall have occurred and be continuing or would result therefrom; provided, further, that this clause shall not prohibit any transaction within 60 days of the making of any binding commitment in respect of any such transaction if at said date of commitment no Event of Default shall have then occurred and be continuing or would result therefrom;
     (d) the foregoing shall not prohibit the repurchase, redemption or other acquisition or retirement of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Capital Stock represents a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Capital Stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights or from the vesting of restricted stock, restricted stock units or similar rights;
     (e) the Borrower or any of its Subsidiaries may subscribe for the purchase of the Capital Stock of a Person newly organized by the Borrower or one of such Subsidiaries, so long as immediately after giving effect to any such purchase, such Person is a Wholly Owned Subsidiary Guarantor hereunder; and
     (f) the Borrower or any of its Subsidiaries may purchase the Capital Stock of THN and IMN held by the holders of such Capital Stock that are not Loan Parties for the fair market value thereof so long as (i) after giving effect thereto THN or IMN, as the case may be, would become a Wholly Owned Subsidiary and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom.
          8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except:

     (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding (A) $120,000,000 in the fiscal year ended December 31, 2007, (B) $110,000,000 in the fiscal years ended December 31, 2008 and December 31, 2009 and (C) $100,000,000 in the fiscal year ended December 31, 2010 and each fiscal year thereafter; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above; and
     (b) Capital Expenditures in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section 8.6(b) or 8.8(h)), so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that Capital Expenditures made pursuant to this Section 8.7 during any fiscal year shall be deemed made, first, pursuant to clause (a) above and second, pursuant to this clause (b).
          8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents, in each case in the ordinary course of business;
     (b) Investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 8.2;
     (d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;
     (e) the Designated Acquisition;
     (f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;
     (g) obligations of one or more directors, officers or other employees of the Borrower or any Subsidiary in connection with such directors’, officers’ or employees’ acquisition of shares of the Borrower’s common stock, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such directors, officers or employees in connection with the acquisition of any such obligations;
     (h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section 8.6(b) or 8.7(b)), so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
     (i) Permitted Acquisitions;
     (j) Restricted Payments to the extent permitted by Section 8.6;
     (k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in THN in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement;
     (l) promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries pursuant to Dispositions permitted by Section 8.5;
     (m) Investments received in compromise or settlement of claims against any other Person arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Person;
     (n) Investments related to Hedge Agreements permitted by this Agreement;
     (o) any purchase of Senior Subordinated Notes (or the defeasance thereof), but only to the extent permitted by Section 8.9; and
     (p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $25,000,000 during the term of this Agreement.
          8.9. Optional Payments and Modifications of Certain Debt Instruments (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes, any Permitted Refinancing Indebtedness in respect thereof or any other Subordinated Indebtedness; provided, however, that the Borrower may make an optional or voluntary payment, prepayment, repurchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to, the Senior Subordinated Notes so long as either (i) such transaction is consummated pursuant to the Tender Offer Documents as in effect on the Closing Date (or after giving effect to such amendments thereto as are not materially adverse to the interests of the Lenders) or (ii) such transaction is consummated after the expiry of the Tender Offer and the receipt by the Borrower of the proceeds of the Tender Offer Term Loans, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or any agreement or instrument governing any Subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change relating to the Senior Subordinated Notes or any Permitted Refinancing Indebtedness in respect thereof that either (i) is effected pursuant to the Tender Offer Documents as in effect on the Closing Date (or after giving effect to such amendments thereto as are not materially adverse to the interests of the Lenders) or (ii) (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or eliminate covenants governing the terms thereof and (B) does not involve the payment of a consent fee), or (c) designate any Indebtedness (other than obligations of the Loan Parties under to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture, any agreement or instrument governing any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or any agreement or instrument governing any other Subordinated Indebtedness (and the Obligations of the Loan Parties under the Loan Documents shall be so designated).
          8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that the foregoing restriction shall not prohibit (i) payment of reasonable fees to directors of the Borrower and its Subsidiaries, (ii) the transactions contemplated by the Designated Acquisition, (iii) any employment agreement, employee benefit plan, agreement or plan relating to director, employee or officer compensation, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries existing on the Closing Date, or entered into thereafter in the ordinary course of business and approved by the Board of Directors and stockholders (if necessary) of the Borrower and (iv) any Permitted Investments and Restricted Payments that do not violate the provisions of this Agreement.
          8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, provided, however, that, the Borrower may enter into sales and leases of systems in the ordinary course of the Borrower’s business.
          8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Notes), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Hedge Agreements required by Section 7.9.
          8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired or to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
          8.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary. The foregoing shall not apply to: (i) restrictions currently set forth in the Senior Subordinated Note Indenture, until such time as the Senior Subordinated Notes are repurchased in accordance with the Tender Offer Documents or as permitted by Section 8.9, and, if no Senior Subordinated Notes are so repurchased or if all the Senior Subordinated Notes are not repurchased, any similar restrictions in any Permitted Refinancing Indebtedness in respect thereof, (ii) any agreement or instrument binding upon a Person acquired in connection with an acquisition permitted hereby as such agreement or instrument is in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and (iii) customary anti-assignment, subletting and transfer provisions in leases and licenses and other contracts entered into in the ordinary course of business.
          8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are similar, related, incidental or ancillary thereto or that constitute a reasonable extension or expansion thereof, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.
          8.17. Amendments to Acquisition Documents. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Acquisition Documentation, provided, that, following the Closing Date, the Borrower may amend, supplement or otherwise modify the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation so long as after giving effect thereto such indemnities or licenses shall not be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto.
SECTION 9. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:

     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
     (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation or Hedge Agreement, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or
     (f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, or any warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of any Group Member (other than an Immaterial Subsidiary) is issued and all such judgments, decrees or warrants shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur;
     (l) any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Borrower Credit Agreement Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement in respect thereof, as the case may be, as provided in the agreements or instruments governing the Subordinated Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of any tranche of Subordinated Indebtedness shall so assert; or
     (m) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Borrower Credit Agreement Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement in respect thereof, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 10. THE AGENTS
          10.1. Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.
          10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.
          10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.
          10.6. Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party.

Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct; provided, further that any indemnification of the Issuing Lender or Swingline Lender required hereunder shall be limited to Revolving Lenders only. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.
          10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
          10.11. The Lead Arrangers. The Lead Arrangers, in their capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.
SECTION 11. MISCELLANEOUS
          11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required

Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except as provided in Section 11.14(b)) or release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement (other than a Subsidiary Guarantor that is an Immaterial Subsidiary and except as provided in Section 11.14(a)), or amend, modify or waive the definition of “Qualified Counterparty,” “Hedge Agreement,” or “Specified Hedge Agreement,” in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any condition precedent to the Tender Offer Term Lenders’ obligation to make Tender Offer Term Loans set forth in Section 6.2 or 6.3 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Lenders holding a majority in interest of the Tender Offer Term Commitments; (vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vii) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (x) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; (xi) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender; (xii) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Ob ligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Obligations,” or “Borrower Hedge Agreement Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty; (xiii) amend, modify or waive any provision of Section 11.6 in a manner that further restricts assignments thereunder without the written consent of each Lender adversely affected thereby; or (xiv) amend, modify or waive any provision of this Agreement or any other Loan Document in a manner that by its terms disproportionately affects the rights in respect of payments due to the Lenders holding, or Collateral securing, Loans or other Obligations under one Facility differently than those Lenders holding Loans or other Obligations under another Facility, without the written consent of the Lenders holding a majority in interest of the adversely affected Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders (provided that the consent of the Required Lenders shall not be required to make any changes necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 4.16), the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders and (c) as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 4.16.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
          If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such

Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans and any outstanding Revolving Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13. Any sale and assignment consummated in accordance with the provisions of this paragraph shall be at the sole cost and expense of the Borrower (including all breakage costs required to be paid pursuant to Section 4.11 hereof and any processing or recordation fee required to be paid pursuant to Section 11.6(b) hereof).
          11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	LodgeNet Entertainment Corporation
3900 West Innovation Street
Sioux Falls, South Dakota 57101
Attention: Chief Financial Officer
Telecopy: (605) 988-1715
Telephone: (605) 988-1000

with a copy to:	Leonard, Street and Deinard PA
Suite 2300
150 South 5th Street
Minneapolis, MN 55402
Attention: Mark Weitz, Esq.
Telecopy: (612) 335-1657
Telephone: (612) 335-1500

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10179
Attention: Bryan Carter
Telecopy: (212) 272-9184
Telephone: (212) 272-0219

with a copy to:	Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
Attention: Brian D. Kilb, Esq.
Telecopy: (310) 551-8741
Telephone: (310) 552-8500
provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one outside counsel to the Administrative Agent (including the allocated fees and expenses of in-house counsel to each Lender and of each Agent), (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Chief Financial Officer of the Borrower (Telephone No. (605) 988-1000) (Telecopy No. (605) 988-1715), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its Affiliates) or (z) any assignment of Term Loans; and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment, (y) any assignment by the Administrative Agent (or its Affiliates) or (z) any assignment of Term Loans; and
     (C) in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of an assignment of Term Loans or a Tender Offer Term Commitment, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; provided, further, that in connection with the initial assignments effected in connection with the primary syndication by the Lenders party to this Agreement on the date hereof, no processing and recordation fee shall be payable by such Lenders;
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
     (D) in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.
          For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:
          “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered, advised or managed by a Lender or an Affiliate of such Lender or an entity or an Affiliate of an entity that administers, advises or manages such Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (if required to be paid) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in

Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10. Integration. This Agreement, the other Loan Documents and the amended and restated letter agreement dated as of December 6, 2006 among the Borrower, the Administrative Agent, the Lead Arrangers and Credit Suisse represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or such letter agreement.
          11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          11.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13. Acknowledgments. The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations (other than Unasserted Contingent Obligations) under or in respect of Hedge Agreements) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding and (iii) the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid or secured in the manner provided in such Specified Hedge Agreements or by a collateral arrangement satisfactory to the relevant Qualified Counterparties in their sole discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, to any pledgee referred to in Section 11.6(d) or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          11.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17. USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
          11.18. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LODGENET ENTERTAINMENT CORPORATION
By:	/s/ Gary H. Ritondaro
	Name:	Gary H. Ritondaro
	Title:	CFO

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger, Joint Bookrunner and Syndication Agent
By:	/s/ David Miller
	Name:	David Miller
	Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Thomas Cantello
	Name:	Thomas Cantello
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

LodgeNet Entertainment Corporation
Credit Agreement

2

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender
By:	/s/ Susan Kreutz
	Name:	Susan Kreutz
	Title:	Assistant Vice President

LodgeNet Entertainment Corporation
Credit Agreement

Annex A
PRICING GRID FOR REVOLVING LOANS, SWINGLINE LOANS
AND COMMITMENT FEES

	Applicable Margin	Applicable Margin
Pricing Level	for Eurodollar Loans	for Base Rate Loans	Commitment Fee Rate

I	2.25%	1.25%	0.50%
II	2.00%	1.00%	0.50%
III	1.75%	0.75%	0.50%
IV	1.50%	0.50%	0.375%
The Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date. The foregoing notwithstanding, at any time a Default or Event of Default has occurred and is continuing, the Applicable Margin for Revolving Loans and Swingline Loans and the Commitment Fee Rate shall be determined by reference to Pricing Level 1.
          As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:
          “Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.50 to 1.00.
          “Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.
          “Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00.

          “Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.50 to 1.00.

A-2